CONSULTING AND NON-COMPETITION AGREEMENT
             ----------------------------------------

          CONSULTING AND NON-COMPETITION AGREEMENT ("Agreement") dated February __, 1997 by and among CARPENTER TECHNOLOGY CORPORATION, a Delaware corporation ("CTC"), DYNAMET INCORPORATED, a Delaware corporation formerly known as "DI Acquisition Corporation" ("DI") and PETER N. STEPHANS, formerly a principal shareholder ("Stephans") of Dynamet Incorporated, a Pennsylvania corporation ("Old DI"). CTC and DI are hereinafter sometimes referred to collectively as the "Companies."

          The Companies and Stephans are parties to an Agreement and Plan of Merger dated January 6, 1997 (the "Merger Agreement"), which provides for the merger on the date hereof of Old DI with and into DI. It is a condition to the obligations of the parties to the Merger Agreement that this Consulting and Non-Competition Agreement be executed and delivered by the parties hereto, as an undertaking ancillary to the Merger Agreement.

          In consideration of the mutual covenants contained herein, and INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto agree as follows:

          I.   SERVICES.  During the Consulting Term, Stephans will
               --------
diligently provide consulting services to the Companies on such projects as may be designated by the Chief Executive Officer of CTC and as are reasonable and appropriate in light of Stephans' former role as President of Old DI ("Services"). During the Consulting Term, Stephans shall make himself available to perform Services on such reasonable basis as may from time to time be agreed with CTC. The Companies will provide such office and secretarial support as Stephans may reasonably require in his performance of Services.

          1.   CONSULTING TERM.  The term of this Agreement
               ---------------
during which Stephans will provide Services (the "Consulting Term") shall begin on March 1, 1997 and shall continue for a period of six months, unless sooner terminated as hereinafter provided or extended by mutual agreement.

          2.   PAYMENTS.   In consideration of the covenants and
               --------
undertakings in Sections 1, 7 and 8 hereof, Stephans has received a cash payment in the amount of $3,700,000 contemporaneously with the execution and delivery of this Agreement and will receive additional monthly payments of $135,416.67 throughout the first four years of the Non-Compete Term, payable on the last day of each such month.

          3.   EXPENSES.  CTC or DI shall pay or reimburse
               --------
Stephans for any expenses reasonably incurred by him in furtherance of Services rendered hereunder, including, without limitation, expenses for travel (including automobile operating expenses, meals, hotel accommodations and the like), upon submission by him of vouchers or itemized lists thereof prepared in compliance with such rules and policies relating thereto as CTC may from time to time adopt generally with respect to its executives and consultants and as may be required in order to permit such payments as proper deductions to the Companies under the Internal Revenue Code and the rules and regulations adopted pursuant thereto now or hereafter in effect.

          4.   ACCELERATED TERMINATION.  The Consulting Term
               -----------------------
shall automatically terminate upon the death of Stephans or the date upon which CTC reasonably determines that the state of Stephans's health no longer permits Stephans to fulfill his responsibilities hereunder, but such termination shall have no effect on the obligation of the Companies to continue to make the payments contemplated by Section 3 hereof.

          5.   RELATIONSHIP.  Stephans will act hereunder as an
               ------------
independent contractor with no entitlement to any rights or benefits as an employee of the Companies.

          6.   CONFIDENTIAL INFORMATION.  Stephans acknowledges
               ------------------------
that by reason of his relationship with and service to Old DI and his Services to the Companies, Stephans has had and will have access to confidential information relating to operations and technology and know-how which have been developed by Old DI and may be developed in the future by the Companies, including, without limitation, information and knowledge pertaining to products and their design and manufacture, methods of operation, sales and profit data, customer and supplier lists and relationships between Old DI and its customers, suppliers and others who have business dealings with it, other information not readily available to the public, and plans for future developments relating thereto. In recognition of the foregoing, Stephans will maintain the confidentiality of all such information and other matters of DI (as the successor to Old DI) and CTC known to Stephans which are not otherwise in the public domain and will not disclose any such information to any person outside the respective organizations of DI and CTC, wherever located, during the term of this Agreement except as required by law or with CTC's prior written authorization and consent.

          7.   COVENANT NOT TO COMPETE.  During the Non-Compete
               -----------------------
Term, Stephans shall not, unless acting with the prior written consent of CTC, directly or indirectly (i) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be associated as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any profit or not-for-profit business or enterprise which at any time during such period designs, manufactures, assembles, sells, distributes or provides products (or related services) in competition with those designed, manufactured, assembled, sold, distributed or provided, or under active development, by Old DI (including all future developments in and improvements on such products and services), other than products (or related services) designed, manufactured, assembled, sold, distributed or provided, or under active development by the Forged Products Division of Old DI (including all future developments in and improvements on such products and services), immediately prior to the effective time of the merger contemplated by the Merger Agreement in any part of the world or (ii) offer or provide employment to, interfere with or attempt to entice away from either of the Companies, either on a full-time or part-time or consulting basis, any person who then currently is, or who within one year prior thereto had been, employed by DI, Old DI or CTC (other than employees of the Forged Products Division of Old DI); provided, however, that this
                              --------  -------
provision shall not be construed to prohibit the ownership by Stephans of not more than 2% of any class of securities of any corporation which is engaged in any of the foregoing businesses that has a class of securities registered pursuant to the Securities Exchange Act of 1934. If Stephans's spouse engages in any of the restricted activities set forth in the preceding sentence, Stephans shall be deemed to have indirectly engaged in such activities in violation of this covenant.

          8.   REMEDIES.  Stephans acknowledges that a breach of
               --------
the provisions of Section 7 or Section 8 will cause irreparable damage to the Companies, the exact amount of which will be difficult or impossible to ascertain, and that Companies' remedies at law for any such breach will be inadequate. Accordingly, upon a breach of the covenants and agreements contained in Section 7 or Section 8, the Companies shall be entitled to injunctive or other equitable relief, without posting bond or other security. Stephans shall be liable for any monetary damages awarded by a court of competent jurisdiction to either of the Companies as the result of any breach or violation of the provisions of this Agreement, such liability to be borne in accordance with the judgment of such court.

          9.   NON-COMPETE TERM.  The term of this Agreement with
               ----------------
respect to which the covenants in Sections 7 and 8 shall remain in effect (the "Non-Compete Term") shall begin on the date hereof and shall extend for five years thereafter, ending on the fifth anniversary of such date.

          10.  NOTICES.  Any notice, request, demand, waiver,
               -------
consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by overnight courier or facsimile transmission or by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, addressed to the party at the address set forth below:

               (a)  If to DI or CTC, to:

                    Carpenter Technology Corporation
                    101 West Bern Street
                    P. O. Box 14662
                    Reading, PA 19612-4662

                    Attention:  John R. Welty,
                                Vice President & General
                                Counsel

                    Fax Number:  610-208-3068

               (b)  If to Stephans, to:

                    Mr. Peter N. Stephans
                    601 Trotwood Circle
                    Pittsburgh, PA  15241

or to such other person or address as either party shall furnish to the other party in writing. All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing if sent by certified or registered mail and on the next day if delivered by overnight courier.

          11.  SEVERABILITY.  If any term or provision of this
               ------------
Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

          12.  UNCONDITIONAL OBLIGATIONS.  This Agreement
               -------------------------
establishes and vests in Stephans a contractual right to the benefits to which he is entitled hereunder. Except in the event of a material breach by Stephans of the covenants and undertakings in Sections 7 and 8 hereof, the Companies' obligations under this Agreement shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Companies or their affiliates may have against Stephans or any other party. Each and every payment made hereunder by the Companies shall be final, and the Companies shall not seek to recover all or any part of such payment from Stephans or from whomsoever may be entitled thereto, for any reasons whatsoever.

          13.  JOINT AND SEVERAL OBLIGATIONS. Notwithstanding any
               -----------------------------
provision of this Agreement to the contrary, the Companies shall be jointly and severally liable to Stephans and his heirs or estate for all payment obligations under this Agreement.

          14.  BINDING EFFECT.  This Agreement shall be binding
               --------------
upon and inure to the benefit of the heirs and representatives of Stephans and the successors and assigns of the Companies. CTC and DI shall each require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of their respective assets, by agreement in form and substance satisfactory to Stephans, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that CTC or DI, as the case may be, would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of CTC or DI in accordance with the operation of law and such successor shall be deemed "CTC" or "DI", as the case may be, for purposes of this Agreement.

          15.  MISCELLANEOUS PROVISIONS.
               ------------------------
               (a)  This Agreement shall be governed by and
construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its choice of law doctrine.

               (b) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

               (c)  This Agreement constitutes the entire
agreement with respect to the subject matter hereof between the parties hereto and replaces and supersedes as of the date hereof and all prior oral or written agreements and understandings between the parties hereto. This Agreement may be modified only by an agreement in writing executed by the Companies and Stephans.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              CARPENTER TECHNOLOGY CORPORATION


                              By:_____________________________

                              Title:


                              DYNAMET INCORPORATED


                              By:_____________________________

                              Title:


                              ________________________________
                                   Peter N. Stephans